Free Writing Prospectus to Preliminary Pricing Supplement No. 3,297

Registration Statement Nos. 333-275587; 333-275587-01

Dated August 1, 2024; Filed pursuant to Rule 433

Morgan Stanley

5-Year SXXP Buffered PLUS

This document provides a summary of the terms of the Buffered PLUS. Investors must carefully review the accompanying preliminary pricing supplement referenced below, product supplement, index supplement and prospectus, and the “Risk Considerations” on the following page, prior to making an investment decision.

Terms
Issuing entity:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Underlying index:	STOXX® Europe 600 Index (SXXP)
Leverage factor:	300%
Maximum payment at maturity:	At least 162.25% of principal
Buffer amount:	30% of principal (70% maximum loss)[1]
Pricing date:	August 23, 2024
Valuation date:	August 23, 2029
Maturity date:	August 28, 2029
CUSIP:	61776RAR5
Preliminary pricing supplement:	https://www.sec.gov/Archives/edgar/data/895421/000183988224024263/ms3297_424b2-14473.htm

1All payments are subject to our credit risk

Hypothetical Payout at Maturity1

Change in Underlying Index	Return on the Buffered PLUS
+80.00%	62.25%*
+70.00%	62.25%*
+60.00%	62.25%*
+50.00%	62.25%*
+40.00%	62.25%*
+30.00%	62.25%*
+20.75%	62.25%
+20.00%	60.00%
+15.00%	45.00%
+10.00%	30.00%
+5.00%	15.00%
0.00%	0.00%
-10.00%	0.00%
-20.00%	0.00%
-30.00%	0.00%
-31.00%	-1.00%
-40.00%	-10.00%
-60.00%	-30.00%
-80.00%	-50.00%
-100.00%	-70.00%
*Assumes a maximum payment at maturity of 162.25% of principal

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

Underlying Index

For more information about the underlying index, including historical performance information, see the accompanying preliminary pricing supplement.

Risk Considerations

The risks set forth below are discussed in more detail in the “Risk Factors” section in the accompanying preliminary pricing supplement. Please review those risk factors carefully prior to making an investment decision.

Risks Relating to an Investment in the Buffered PLUS

●Buffered PLUS do not pay interest and provide a minimum payment at maturity of only 30% of your principal.

●The appreciation potential of the Buffered PLUS is limited by the maximum payment at maturity.

●The market price of the Buffered PLUS will be influenced by many unpredictable factors.

●The Buffered PLUS are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the Buffered PLUS.

●As a finance subsidiary, MSFL has no independent operations and will have no independent assets.

●The estimated value of the Buffered PLUS is $944.70 per Buffered PLUS, or within $55.00 of that estimate, and is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price.

●The amount payable on the Buffered PLUS is not linked to the value of the underlying index at any time other than the valuation date.

●Investing in the Buffered PLUS is not equivalent to investing in the underlying index.

●The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the Buffered PLUS in the original issue price reduce the economic terms of the Buffered PLUS, cause the estimated value of the Buffered PLUS to be less than the original issue price and will adversely affect secondary market prices.

●The Buffered PLUS will not be listed on any securities exchange and secondary trading may be limited.

●The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the Buffered PLUS.

●Hedging and trading activity by our affiliates could potentially adversely affect the value of the Buffered PLUS.

●The U.S. federal income tax consequences of an investment in the Buffered PLUS are uncertain.

Risks Relating to the Underlying Index

●There are risks associated with investments in securities linked to the value of foreign equity securities.

●Adjustments to the underlying index could adversely affect the value of the Buffered PLUS.

Tax Considerations

You should review carefully the discussion in the accompanying preliminary pricing supplement under the caption “Additional Information About the Buffered PLUS–Tax considerations” concerning the U.S. federal income tax consequences of an investment in the Buffered PLUS, and you should consult your tax adviser.